Exhibit 23.2

Consent of Independent Certified Accountants

The Board of Directors

PowerCerv Corporation

      We consent to incorporation by reference in the Registration Statement (Form S-8 Nos. 333-3960, 333-50621 and 333-90827) pertaining to the PowerCerv Corporation 1995 Stock Option Plan and (Form S-8 No. 333-90825) pertaining to Stock Option Agreements of our report dated January 26, 1998, relating to the consolidated balance sheet of PowerCerv Corporation and subsidiary as of December 31, 1997, and the related statement of operations, shareholders’ equity, and cash flows and related schedule for the year ended December 31, 1997, which report appears in the December 31, 1999 annual report on Form 10-K of PowerCerv Corporation.

/s/ KPMG LLP

Tampa, Florida

March 30, 1999

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